Exhibit 8.1

ONE SHELL PLAZA	AUSTIN	LONDON
910 LOUISIANA	BEIJING	MOSCOW
HOUSTON, TEXAS	BRUSSELS	NEW YORK
77002-4995	DALLAS	PALO ALTO
	DUBAI	RIO DE JANEIRO
TEL +1 713.229.1234	HONG KONG	RIYADH
FAX +1 713.229.1522	HOUSTON	WASHINGTON
BakerBotts.com

November 13, 2015

EQT Midstream Partners, LP

625 Liberty Avenue

Pittsburgh, Pennsylvania 15222

Ladies and Gentlemen:

We have acted as counsel to EQT Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the proposed offering and sale by the Partnership of common units representing limited partner interests in the Partnership (the “Common Units”) pursuant to that certain Underwriting Agreement dated November 9, 2015 (the “Underwriting Agreement”) by and among the Partnership, on the one hand, and Citigroup Global Markets Inc. and Barclays Capital Inc., as underwriters (the “Underwriters”), on the other hand.

Reference is made to (i) the registration statement on Form S-3 (Registration No. 333-189719) (as amended, the “Registration Statement”) filed by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”); (ii) the prospectus included in the Registration Statement dated July 1, 2013 (the “Base Prospectus”); and (iii) the prospectus supplement to the Base Prospectus dated November 9, 2015 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”).

This opinion is based on various facts and assumptions, and is conditioned upon certain representations made to us by the Partnership as to factual matters through a certificate of an officer of the Partnership (the “Officer’s Certificate”). In addition, this opinion is based upon the factual representations of the Partnership concerning its business, properties and governing documents as set forth in the Registration Statement, the Prospectus and the Partnership’s responses to our examinations and inquiries.

In our capacity as counsel to the Partnership, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents or representations. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.

We prepared (i) the discussion set forth under the caption “Material Income Tax Considerations” in the Prospectus Supplement and (ii) the discussion set forth under the caption “Material Income Tax Considerations” in the Base Prospectus (collectively, the “Discussion”).

We hereby confirm that all statements of legal conclusions contained in the Discussion constitute the opinion of Baker Botts L.L.P. with respect to the matters set forth therein as of the date of the Prospectus Supplement, subject to the assumptions, qualifications, and limitations set forth therein. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Registration Statement and the Officer’s Certificate, may affect the conclusions stated herein.

No opinion is expressed as to any matter not discussed in the Discussion. We are opining herein only as to the federal income tax matters described above, and we express no opinion with respect to the applicability to, or the effect on, any transaction of other federal laws, foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Partnership’s Current Report on Form 8-K dated on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

The opinion expressed herein is given as of the date hereof and we undertake no obligations to supplement this opinion if any applicable law changes after such date or if we become aware of any facts that might change the opinion expressed herein after such date or for any other reason.

Very truly yours,

/s/ Baker Botts L.L.P.